Exhibit 99.2

FINANCIAL STATEMENTS OF ORBIS REAL ESTATE

January 1 through June 24, 2014

ORBIS REAL ESTATE
Balance Sheets

	As of	As of
	June 24, 2014	December 31, 2013
	Amount (USD)	Amount (USD)

Assets

Current assets:
Cash	7,441	3,357
Receivables, net	5,764	-
Prepaid expenses	13,756	13,034
Other current assets	18,330	5,469

Total current assets	45,291	21,859

Property and equipment, net	16,454	19,935

Total Assets	61,746	41,794

Liabilities and Stockholders' Equity

Current liabilities:
Notes payable	143,207	113,603
Accounts payable	4,482	-
Accrued expenses	32,507	2,769

Total liabilities	180,195	116,372

Shareholders' Equity
Capital stock	-	-

Additional paid-in capital	-	-

Retained earnings	(118,450)	(74,578)

Equity Funds	(118,450)	(74,578)

Total Liabilities and Stockholders' Equity	61,746	41,794

ORBIS REAL ESTATE
Statements of Operations

	For the Period Ended	For the Period Ended
	June 24, 2014	December 31, 2013
	Amount (USD)	Amount (USD)
Revenues
Commission Income	92,187	34,256

Direct Costs
Commission Expense	57,582	20,769

Gross profit	34,605	13,487

Operating expenses:
General, selling and administrative expenses	46,021	67,729
Salaries and wages	28,976	18,791
Depreciation	3,481	1,545

Total operating expenses	78,477	88,065

Income (Loss) from operations	(43,872)	(74,578)
Other income (expense):
Interest Income/(Expense)	-	-
Other income (expense)	-	-

Total other income (expense)	-	-

Income (Loss) before Income Taxes	(43,872)	(74,578)

Provision for income taxes

NET INCOME/(LOSS)	(43,872)	(74,578)

ORBIS REAL ESTATE
Statement of Cash Flows

	For the Period Ended	For the Period Ended
	June 24, 2014	December 31, 2013
	Amount (USD)	Amount (USD)

Cash flows from operating activities:
Net income (loss)	(43,872)	(74,578)
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	3,481	1,545
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(5,764)	0
Prepaid expenses	(723)	(13,034)
Other current assets	(12,861)	(5,469)
Increase (decrease) in:
Notes payable	29,604	113,603
Accounts payable	4,482	0
Accrued expenses	29,737	2,769

Net cash provided by (used in) Operating Activities	4,085	24,836

Cash Flows from Investing Activities:
Purchase of property and equipment	0	(21,479)

Net cash provided by (used in) investing activities	0	(21,479)

Cash Flows from Financing Activities:
Payments on short term notes	0	0
Common stock issued	0	0
Increase (Decrease) in long term debt	0	0

Net cash provided by (used in) financing activities	0	0

Net increase (decrease) in cash and cash equivalents	4,085	3,357

Cash and cash equivalents at beginning of year	3,357	0

Cash and cash equivalents at end of year	7,441	3,357